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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 33-37491) pertaining to the Vicor Corporation 1984 Stock Option Plan, the Registration Statement (Form S-8, No. 33-65154) pertaining to the Vicor Corporation 1993 Stock Option Plan, the Registration Statement (Form S-8, No. 333-61177) pertaining to the 1998 Stock Option and Incentive Plan and in the Registration Statement (Form S-8, No. 333-99423) pertaining to the Amended and Restated 2000 Stock Option and Incentive Plan of our report dated February 6, 2004, with respect to the consolidated financial statements and schedule of Vicor Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2003.




                                               /s/Ernst & Young LLP



Boston, Massachusetts
March 8, 2004